UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): August 29, 2008

 UpSnap, Inc.
(Exact Name of Registrant as Specified in Charter)

Nevada
(State or Other Jurisdiction of Incorporation)

000-50560
(Commission File Number)

20-0118697
(I.R.S. Employer Identification No.)

134 Jackson Street, Suite 203, P.O. Box 2399, Davidson, NC 28036
(Address of Principal Executive Offices) (Zip Code)

(704) 895-4121
(Registrant's Telephone Number, Including Area Code)

    This Current Report on Form 8-K is filed by UpSnap, Inc., a Nevada corporation (the “Registrant”), in connection with the items set forth below.

ITEM 1.01 Entry Into A Material Definitive Agreement

On August 29, 2008, the Registrant entered into a Share Exchange Agreement (the “Share Exchange Agreement”), between and among the Registrant, Tony Philipp, an officer, director and shareholder of the Registrant (“Philipp”), Duratech Group, Inc., an Alberta, Canada corporation (“Duratech”), Peter van Hierden, the President and owner directly and indirectly of 96.00% of the share capital of Duratech, and the common shareholders of Duratech (the “Duratech Shareholders”).

Pursuant to the Share Exchange Agreement, the Registrant will issue to the Duratech Shareholders, on a pro rata basis, a total of 69,299,676 shares of the Registrant’s common stock, which will represent 71.08% of the post-closing issued and outstanding shares of the Registrant, in exchange for all of the issued and outstanding common share capital of Duratech. The common share capital represents sixty-five percent (65%) of the equity capitalization of Duratech, with the other thirty-five percent (35%) of the equity capitalization consisting of two issues of preferred stock, the majority of which is held by President Peter van Hierden. In addition, a total of 2,235,610 options to purchase Duratech common stock will be converted into options to purchase common stock of the Registrant according to an agreed upon formula as part of the transaction.

Duratech is engaged in the homebuilding and manufactured housing business in Alberta and Saskatchewan, Canada, which are experiencing rapid growth primarily because of commodities such as oil, uranium and diverse mining. Duratech operates though its business units Duratech Contracting and Duratech Structures and through its ownership of 50% of the share capital of two joint venture companies: P&R Gateway Developments Inc. and 1371009 Alberta Ltd., both Alberta corporations. Duratech is also the manager of each of the joint venture corporations, and is compensated for that role. The organizational documents of the joint ventures contain provisions which include mandatory capital calls, options to purchase a shareholder’s interest upon default, a buy-sell agreement and right of first refusal, among other things, all of which impact Duratech’s involvement in the ventures.

After the consummation of the transactions contemplated by the Share Exchange Agreement, the Registrant plans to consummate the sale of its assets related to its mobile information search services, subject to assumption and payment of all of the Registrant’s liabilities related to periods prior to the closing, to UpSnap Services, LLC, a North Carolina limited liability corporation (“UpSnap Services”), which is owned by Philipp, pursuant to an Asset Purchase Agreement dated as of August 29, 2008 (the “Asset Purchase Agreement”).

Over the past few years the Registrant has sustained continued financial losses and revenue declines as its business has grown more competitive, it has not been able to raise additional capital to expand its operations, it has recent concerns about obligations to its creditors and its continuation as a going concern, and subsequent to the termination of the proposed merger transaction with Mobile Greetings, Inc., it has explored various financing and acquisition alternatives. Based upon management’s review of alternatives, the Share Exchange Agreement and the Asset Purchase Agreement present the most viable present possibility for future enhancement of shareholder value and for payment of creditors.

Pursuant to the Asset Purchase Agreement, UpSnap Services and Philipp have agreed, among other things, to indemnify and hold harmless the Registrant from and against all liabilities that Upsnap Services has assumed in the transaction, which indemnification is limited to $130,000. As part of the Asset Purchase Agreement, the Registrant has agreed to contribute $130,000 to UpSnap Services at Closing solely toward the payment and discharge of the Assumed Liabilities (as defined). Duratech has agreed to fund this capital contribution. The Asset Purchase Agreement was approved by a majority of the Board of Directors, with Philipp abstaining, in accordance with Nevada Revised Statutes 78.140.

2

At the Closing of the Share Exchange Agreement, Tony Philipp and Paul Schmidt will resign from their positions as Chief Executive Officer and Chief Financial Officer, respectively, of the Registrant, and Peter van Hierden will be appointed as Chief Executive Officer and Richard von Gnechten as Chief Financial Officer. At Closing Mark McDowell will resign from his position as a director of the Registrant and Peter van Hierden will be appointed to fill the vacancy created thereby. Mr. Philipp will resign as a director of the Registrant effective following the expiration of the required ten (10) day notification period under Regulation 14f-1 of the Securities Exchange Act of 1934, which notice shall be effected by the mailing of an Information Statement to shareholders. At the effective time of Mr. Philipp’s resignation, Robert Lundgren will be appointed as director of the Registrant. Mr. von Gnechten, who is currently a member of the Board of Directors of the Registrant, will remain on the Board following the closing.

The Closing contemplated in the Agreement shall be held at a mutually agreed upon time and place on or before September 15, 2008, or on another date to be agreed to in writing by the parties (the "Closing Date”).

Registrant has agreed to use its best efforts to insure the conditions under the Share Exchange Agreement will be satisfied as promptly as practicable so that the Closing conditions under Share Exchange Agreement will occur on the Closing Date and a change of control of Registrant will result.

CONSUMMATION OF THIS SHARE EXCHANGE TRANSACTION WILL RESULT IN A CHANGE OF CONTROL OF THE REGISTRANT.

Registrant currently has issued and outstanding 23,370,324 shares of par value $.001 common stock, which trades on the Over-The-Counter Bulletin Board under the symbol “UPSN.OB.”

ITEM 9.01 Financial Statements and Exhibits

(d) Exhibits

2.1 Share Exchange Agreement dated August 29, 2008 (exhibits to agreement omitted).

2.2 Asset Purchase Agreement dated August 29, 2008 (exhibits to agreement omitted).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

UPSNAP, INC.

Date: September 5, 2008	By:	/s /Tony Philipp
Tony Philipp
Chief Executive Officer and Director